Exhibit 21.1

List of Subsidiaries of Corporación Inmobiliaria Vesta, S.A.B. de C.V.

Subsidiary	Jurisdiction of incorporation	Name under which the subsidiary does business
QVC, S. DE R.L. DE C.V.	Mexico	Vesta
QVC II, S. DE R.L. DE C.V.	Mexico	Vesta
VESTA BAJA CALIFORNIA, S. DE R.L. DE C.V.	Mexico	Vesta